Exhibit 10.1

Celanese Corporation
2009 Global Incentive Plan,
As Amended and Restated

February 9, 2017

1.    Purpose
The purpose of the Celanese Corporation 2009 Global Incentive Plan (the “Plan”) is to advance the interests of Celanese Corporation (the “Company”) by enabling the Company and its subsidiaries to attract, retain and motivate employees and consultants of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan superseded the Company's prior 2004 Stock Incentive Plan with respect to awards from and after the Original Effective Date, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee. On and after the Original Effective Date, no further grants shall be made under the Prior Plan, which plan shall remain in effect solely as to outstanding awards thereunder.
2.    Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.
(b) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.
(c) “Change in control” or “change of control”, whether or not capitalized, shall have the meaning prescribed in the applicable Award Agreements; provided, however, that for any Award granted after the Amended Effective Date, such definitions shall provide that a change of control shall not be deemed to have occurred unless (i) the applicable triggering transaction has been consummated and (ii) in case of a triggering transaction based on a change in ownership or acquisition of ownership, the threshold level of ownership change or acquisition that would trigger a change of control shall be at least thirty percent (30%).
(d) “Board” means the board of directors of the Company.
(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
(f) “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 17.
(g) “Common Share” means a share of the Company's Series A common stock, subject to adjustment as provided in Section 12.
(h) “Company” means Celanese Corporation, a Delaware corporation.
(i) “Fair Market Value” means, as of any given date, the average of the high and low sales price on such date during normal trading hours (or, if there are no reported sales such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.
(j) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified by the Committee.
(k) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.
(m) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(n) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.
(o) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
(p) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 13.
(q) “Plan” means the Celanese Corporation 2009 Global Incentive Plan as set forth herein and as amended from time to time.
(r) “Prior Plan” means the Celanese Corporation 2004 Stock Incentive Plan.
(s) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).
(t) “Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.
(u) “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.
(v) “Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.
(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.
(x) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
3. Eligibility
Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) and any Nonemployee Director shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.
4.    Effective Date and Termination of the Plan
This Plan was adopted by the Board and became effective as of March 6, 2009 (the “Original Effective Date”), subject to approval by the Company's stockholders, which approval was obtained at the 2009 annual meeting of stockholders. This Plan was further amended and restated by the Board on February 9, 2012. The Plan, as amended and restated, was submitted to the Company's stockholders for approval, and was approved at the 2012 annual meeting of stockholders to be effective as of such date of stockholder approval (the “Amended Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Amended Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
5.    Common Shares Subject to the Plan and to Awards
(a) Aggregate Limits. The aggregate number of Common Shares issuable pursuant to all Awards under this Plan shall not exceed 13,350,000,1 plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Original

1Comprised of original plan amount of 5,350,000 plus 2012 share request of 8,000,000.

Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to outstanding awards under the Prior Plan or any Common Shares that were issued pursuant to awards granted under the Prior Plan), plus (ii) any Common Shares subject to outstanding awards under the Prior Plan that on or after the Original Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market; provided, however, that any such shares purchased in the open market shall not, solely as a result of such purchase, increase the number of Common Shares available for grant under this Plan.
(b) Share Counting. For purposes of this Section 5, with respect to Options or SARs, the number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates regardless of the actual number of Common Shares issued upon exercise or settlement. With respect to any Awards that are granted on or after the Original Effective Date, other than Options or SARs, the number of Shares available for Awards under the Plan shall be reduced by 1.59 Shares for each Share covered by such Award or to which such Award relates.
(c) Lapsed Awards; Counting of Shares Used to Pay Option Price and Withholding Taxes. For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash. However, for purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan shall be reduced by (i) Common Shares tendered by or withheld on behalf of a Participant to pay the exercise price of an Award (including pursuant to a net exercise), and (ii) Common Shares otherwise issuable under the Award that are withheld by the Company for the payment of taxes as provided in Section 16.
(d) Tax Code Limits. Subject to calculations and adjustments under Section 12, the maximum number of each type of Award (other than Incentive Bonuses) granted under this Plan during any calendar year to any one Participant shall not exceed the following number of shares of Common Stock: (i) Options and SARs: 1,000,000 shares; and (ii) Awards of Restricted Stock and Restricted Stock Units granted as Performance Awards intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code: 1,000,000 shares. The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 5,350,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $20,000,000.
(e) Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.
6.    Options
(a) Option Awards. Options may be granted to Participants at any time and from time to time prior to the termination of the Plan as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.
(b) Price. The Committee shall establish the exercise price per Common Share under each Option, which in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise, or by any other method approved by the Committee.
(c) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment or other service, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.
(d) Term of Options and Termination of Employment. The Committee shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence or upon the termination of the Participant's employment or other service, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.
(e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).
7. Stock Appreciation Rights
Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.
8. Restricted Stock and Restricted Stock Units
(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment/service or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment/service or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.
(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted. However, for Restricted Stock and Restricted Stock Units granted to Participants other than Nonemployee Directors, except in the event of a change of control of the Company or the death or disability of the Participant, Restricted Stock and Restricted Stock Units shall vest no sooner than one (1) year following the date of grant.
(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.
(e) Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company's stock ledger.
(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. The Committee, in its discretion, may also grant dividend equivalents rights with respect to Restricted Stock Units as evidenced by the applicable Award Agreement. Notwithstanding any provision herein to the contrary, in no event will a dividend, dividend equivalent or other distribution be made with respect to an Award of Restricted Stock or Restricted Stock Units that becomes vested based on the satisfaction of performance criteria before the date that such performance criteria are satisfied.
9. Incentive Bonuses
(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.
(b) Incentive Bonus Document. The terms of any Incentive Bonus may be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.
(c) Performance Criteria.     The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.
(d) Timing and Form of Payment. The Committee shall determine the timing and form of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the

Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.
(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee shall determine.
(f) Additional Requirements for Section 162(m) Performance-Based Compensation. To the extent an Incentive Bonus is intended to constitute “performance-based compensation” under Section 162(m) of the Code, the Award shall further satisfy the requirements of Section 13 and shall be subject to the applicable individual award limits under Section 5(d).
10. Deferral of Gains
The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant or any other party if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.
11. Conditions and Restrictions Upon Securities Subject to Awards
The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resale by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
12. Adjustment of and Changes in the Stock
The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Common Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company's security holders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.
No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The

Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
13. Qualifying Performance-Based Compensation
(a) General. The Committee may establish performance criteria and the level of achievement versus such criteria that shall determine the number of Common Shares, units, or the amount of cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any such Award shall be subject to the applicable individual award limits under Section 5(d). Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, segment, core or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends) or cash from operations, (ii) earnings, profit or income measures or earnings per share, (iii) stock price (including, but not limited to, growth measures and total stockholder return), (iv) cost control measures, expense targets, productivity and ratios thereof, (v) improvement of financial ratings, (vi) return measures (including, but not limited to, return on assets, net assets, capital, investment, invested capital, equity, sales or revenue), (vii) market share, (viii) market capitalization, (ix) economic value added, (x) debt levels or reduction or leverage (debt to capital), (xi) revenue or revenue growth, (xii) balance sheet metrics, (xiii) operating margin, profit margin or other margin metrics, (xiv) return on operating revenue or operating ratio, (xv) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships or other transactions, (xvi) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisifaction, (xvii) operating revenue or efficiency, (xviii) bookings, (xix) backlog, (xx) customer metrics (including service, retention, profitability, satisfaction, or customer contract terms), (xxi) working capital targets, (xxii) environmental, health and/or safety goals, and/or (xxiii) strategic initiatives or sustainability metrics (including, but not limited to, corporate governance, consumer advocacy, enterprise risk management, employee development and portfolio restructuring); provided that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income or other recognized derivation thereof). To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, any other unusual or infrequent items, and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or formation of a joint venture or related to a change in accounting principle all as determined in accordance with standards established by the Financial Accounting Standards Board Accounting Standards Codification 225-20, Income Statement - Extraordinary and Unusual Items or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company's financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results and (iv) accruals for reorganization and restructuring programs.
14. Transferability
Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime; provided, however, that a Participant may transfer an Award for no consideration to the Participant's “family members” as defined in Form S-8 under the Securities Act of 1933. In no event shall Awards be transferable for value or consideration.

15. Compliance with Laws and Regulations
This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
16. Withholding
To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the withholding obligations (at up to maximum statutory rates) to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to a Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired. The Company shall also be authorized to deduct withholding taxes from a Participant's other compensation or to make other arrangements to satisfy withholding tax obligations. The Company shall further be authorized to deduct from any payment under an Award or from a Participant's other compensation any tax or social insurance payment imposed on the Company or Subsidiary in connection with such Award.
17. Administration of the Plan
(a) Administration by Committee. The Plan shall be administered by the Compensation Committee of the Board or, in the absence of a Compensation Committee, or in the event the Compensation Committee is not properly constituted, by the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee; provided, further, that no such officer shall have the authority to grant Awards to Nonemployee Directors or “executive officers” of the Company subject to Section 16 of the Securities Exchange Act of 1934. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.
(b) Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or other service, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.
(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
18. Amendment of the Plan or Awards
(a) General. The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights as provided in Section 18(b), (b) reduce the price at which Options may be granted below the price provided for in Section 6, (c) increase the benefits accrued to any Participant, (d) increase the number of Common Shares available for issuance under the Plan, (e) modify the eligible classes of Participants under the Plan, (f) eliminate the minimum vesting requirements in Section 8(c) or allow the Committee to waive such requirements, or (g) otherwise amend the Plan in any manner requiring stockholder approval by law or under applicable listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder's consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
(b) No Repricing of Options or SARs. Notwithstanding any provision herein to the contrary, without stockholder approval, except in connection with a corporate transaction involving the Company (including, without limitation, a stock dividend, stock split, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction contemplated by Section 12), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARS.
19. Miscellaneous
(a) No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.
(b) Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m). Further, such arrangements may be either generally applicable or applicable only in specific cases.
(c) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of Delaware and applicable federal law.
(d) No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant's employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.
(e) Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.
(f) Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with the provisions of laws in other countries in which the Company and its Subsidiaries operate or have employees, the Committee, in its sole discretion, shall have the power and authority to: (1) determine which employees that are subject to the tax laws of nations other than the United States are eligible to participate in the Plan, (2) modify the terms and conditions of any Awards granted to employees who are employed outside the United States, and (3) establish sub-plans, modified exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable in such foreign jurisdictions.
(g) Discretionary Nature of Benefit. The grant of Awards by the Committee is a one-time benefit and does not create any contractual or other right to receive a grant of an Award or any payment or benefit in lieu of an Award in the future. The Committee's selection of an eligible employee to receive an Award in any year or at any time shall not require the Committee to consider or select such employee to receive an Award in any other year or at any other time. Further, the selection of an employee to receive one type of Award under the Plan does not require the Committee to select such employee to receive any other type of Award under the Plan. The Committee shall consider such factors it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Future grants, if any, will be made at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares or units awarded or the value of any such Award, vesting and exercise provisions, exercise or grant price and any and all other terms and conditions governing such Awards.
(h) Voluntary Participation. Participation in the Plan is voluntary and the value of any Award is an extraordinary item of compensation outside the scope of a Participant's employment contract or agreement, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy or end of service payments or benefits, bonuses, service or long-service awards, pension and / or retirement benefits, or any similar benefits or payments.